Filed pursuant to Rule 424(b)(3)

File No. 333-238753

KKR REAL ESTATE SELECT TRUST INC.

SUPPLEMENT NO. 1 DATED NOVEMBER 9, 2021

TO THE PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION

EACH DATED MAY 18, 2021

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of KKR Real Estate Select Trust Inc. dated May 18, 2021 (the “Prospectus”). This Supplement supersedes and replaces all prior supplements to the Prospectus. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “KREST,” “we,” “us,” or “our” refer to KKR Real Estate Select Trust Inc. and its subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement is to update the Prospectus and Statement of Additional Information, including updating information with respect to our operations.

Updates to the Prospectus

RISKS

The following disclosure supersedes and replaces the section of the Prospectus titled “Risks—Tax Risks of Investing in the Fund—Non-U.S. holders may be subject to U.S. federal income tax upon their disposition of shares of our Common Stock or upon their receipt of certain distributions from us.”:

Non-U.S. holders may be subject to U.S. federal income tax upon their disposition of shares of our Common Stock or upon their receipt of certain distributions from us.

In addition to any potential withholding tax on ordinary dividends, a non-U.S. holder (as such term is defined below under “Certain U.S. Federal Income Tax Considerations—Taxation of U.S. Holders of Our Common Stock”), other than a “qualified shareholder” or a “qualified foreign pension fund,” that disposes of a “U.S. real property interest” (“USRPI”) (which includes shares of stock of a U.S. corporation whose assets consist principally of USRPIs), is generally subject to U.S. federal income tax under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), on the amount received from such disposition. Such tax does not apply, however, to the disposition of stock in a REIT that is “domestically controlled.” Generally, a REIT is domestically controlled if less than 50% of its stock, by value, has been owned directly or indirectly by non-U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence. We cannot assure you that we will qualify as a domestically controlled REIT. If we were to fail to so qualify, amounts received by a non-U.S. holder on certain dispositions of shares of our Common Stock (including a redemption) would be subject to tax under FIRPTA, unless (i) our shares of Common Stock were regularly traded on an established securities market and (ii) the non-U.S. holder did not, at any time during a specified testing period, hold more than 10% of our Common Stock. We expect to treat our Common Stock as “regularly traded” on an established securities market for purposes of the preceding test. See “Certain U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Holders of Our Common Stock—Sales of Our Common Stock.”

A non-U.S. holder other than a “qualified shareholder” or a “qualified foreign pension fund,” that receives a distribution from a REIT that is attributable to gains from the disposition of a USRPI as described above, including in connection with a repurchase of our Common Stock, is generally subject to U.S. federal income tax under FIRPTA to the extent such distribution is attributable to gains from such disposition, regardless of whether the difference between the fair market value and the tax basis of the USRPI giving rise to such gains is attributable to periods prior to or during such non-U.S. holder’s ownership of our Common Stock. In addition, a repurchase of our Common Stock, to the extent not treated as a sale or exchange, may be subject to withholding as an ordinary dividend. See “Certain U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Holders of Our Common Stock—Distributions, and—Repurchases of our Common Stock.”

We seek to act in the best interests of the Fund as a whole and not in consideration of the particular tax consequences to any specific holder of our stock. Potential non-U.S. holders should inform themselves as to the U.S. tax consequences, and the tax consequences within the countries of their citizenship, residence, domicile, and place of business, with respect to the purchase, ownership and disposition of shares of our Common Stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following supersedes and replaces the section of the Prospectus titled “Certain U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Holders of Our Common Stock—Distributions”:

Distributions. Distributions by us to a non-U.S. holder on our Common Stock that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions generally will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as may be specified under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent the income allocated to the non-U.S. holder is excess inclusion income. Dividends that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a trade or business within the United States may also be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

A non-U.S. holder of our Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for our ordinary dividends will be required (i) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (ii) if our Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Distributions that are neither attributable to gain from sales or exchanges of “U.S. real property interests” nor designated as capital gains dividends and that are in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in its Common Stock will reduce the non-U.S. holder’s adjusted basis in its Common Stock and will not be subject to U.S. federal income tax. Distributions that are neither attributable to gain from sales or exchanges of “U.S. real property interests” nor designated as capital gains dividends and that are in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its Common Stock will be treated as gain from the sale of its stock, the tax treatment of which is described below under “—Sales of Our Common Stock.” Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend.

We would be required to withhold at least 15% of any distribution to a non-U.S. holder in excess of our current and accumulated earnings and profits if our Common Stock constitutes a U.S. real property interest with respect to such non-U.S. holder, as described below under “—Sales of Our Common Stock.” This withholding would apply even if a lower treaty rate otherwise applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the IRS if the non-U.S. holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

•

The investment in the Common Stock is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case the non-U.S. holder will generally be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

•

The non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the distribution and has a “tax home” in the United States, in which case the individual will be subject to a 30% tax on the individual’s capital gains.

Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing gain that is income effectively connected with the conduct of a trade or business in the United States. Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not attributable to a U.S. real property interest if we held an interest in the underlying asset solely as a creditor.

We will be required to withhold and remit to the IRS the highest rate of U.S. federal income tax applicable to each non-U.S. holder, based on the status of such holder, of any distributions to non-U.S. holders that are designated as capital gain dividends, or, if greater, the highest rate of U.S. federal income tax applicable to each non-U.S. holder, based on the status of such holder, of a distribution that could have been designated as a capital gain dividend, whether or not attributable to sales of U.S. real property interests. Distributions can be designated as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. The amount withheld, which for individual non-U.S. holders may exceed the actual tax liability, is creditable against the non-U.S. holder’s U.S. federal income tax liability.

However, the above withholding tax will not apply to any capital gain dividend with respect to (i) any class of our stock which is “regularly traded” on an established securities market located in the United States if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of such dividend or (ii) a “qualified shareholder” or a “qualified foreign pension fund”. Instead, any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Distributions.” Also, the branch profits tax would not apply to such a distribution. We expect to treat our Common Stock as “regularly traded” on an established securities market for purposes of the foregoing exemption from withholding tax.

Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. holders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent that their proportionate share of this tax paid by us were to exceed their actual U.S. federal income tax liability. If we were to designate a portion of our net capital gain as undistributed capital gain, a non-U.S. holder is urged to consult its tax advisor regarding the taxation of such undistributed capital gain.

The following supersedes and replaces the section of the Prospectus titled “Certain U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Holders of Our Common Stock—Sales of Our Common Stock”:

Sales of Our Common Stock. Subject to the discussion below under “—Repurchases of Our Common Stock,” gain recognized by a non-U.S. holder upon the sale or exchange of our stock generally would not be subject to U.S. taxation unless:

•

the investment in our Common Stock is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case the non-U.S. holder will be subject to the same treatment as domestic holders with respect to any gain;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•

the non-U.S. holder is not a qualified shareholder or a qualified foreign pension fund (each as defined below) and our Common Stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

We anticipate that our Common Stock will constitute a U.S. real property interest within the meaning of FIRPTA unless we are a domestically-controlled REIT (or our Common Stock is “regularly traded” on an established securities market as described below). We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. holders. No assurance can be given, however, that we are or will be a domestically-controlled REIT.

Even if we were not a domestically-controlled REIT, a sale of Common Stock by a non-U.S. holder would nevertheless not be subject to taxation under FIRPTA as a sale of a U.S. real property interest if:

•	our Common Stock were “regularly traded” on an established securities market within the meaning of applicable Treasury regulations; and

•

the non-U.S. holder did not actually, or constructively under specified attribution rules under the Code, own more than 10% of our Common Stock at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period.

We expect to treat our Common Stock as “regularly traded” on an established securities market, under the applicable Treasury Regulations. If gain on the sale or exchange of our Common Stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In such a case, under FIRPTA the purchaser of Common Stock may be required to withhold 10% of the purchase price and remit this amount to the IRS.

Updates to the Statement of Additional Information

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following supersedes and replaces the section of the Statement of Additional Information titled “Certain U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Holders of Our Common Stock—Distributions”:

Distributions. Distributions by us to a non-U.S. holder on our Common Stock that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions generally will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as may be specified under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent the income allocated to the non-U.S. holder is excess inclusion income. Dividends that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a trade or business within the United States may also be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

A non-U.S. holder of our Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for our ordinary dividends will be required (i) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (ii) if our Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Distributions that are neither attributable to gain from sales or exchanges of “U.S. real property interests” nor designated as capital gains dividends and that are in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in its Common Stock will reduce the non-U.S. holder’s adjusted basis in its Common Stock and will not be subject to U.S. federal income tax. Distributions that are neither attributable to gain from sales or exchanges of “U.S. real property interests” nor designated as capital gains dividends and that are in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its Common Stock will be treated as gain from the sale of its stock, the tax treatment of which is described below under “—Sales of Our Common Stock.” Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend.

We would be required to withhold at least 15% of any distribution to a non-U.S. holder in excess of our current and accumulated earnings and profits if our Common Stock constitutes a U.S. real property interest with respect to such non-U.S. holder, as described below under “—Sales of Our Common Stock.” This withholding would apply even if a lower treaty rate otherwise applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the IRS if the non-U.S. holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

•

The investment in the Common Stock is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case the non-U.S. holder will generally be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

•

The non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the distribution and has a “tax home” in the United States, in which case the individual will be subject to a 30% tax on the individual’s capital gains.

Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing gain that is income effectively connected with the conduct of a trade or business in the United States. Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not attributable to a U.S. real property interest if we held an interest in the underlying asset solely as a creditor.

We will be required to withhold and remit to the IRS the highest rate of U.S. federal income tax applicable to each non-U.S. holder, based on the status of such holder, of any distributions to non-U.S. holders that are designated as capital gain dividends, or, if greater, the highest rate of U.S. federal income tax applicable to each non-U.S. holder, based on the status of such holder, of a distribution that could have been designated as a capital gain dividend, whether or not attributable to sales of U.S. real property interests. Distributions can be designated as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. The amount withheld, which for individual non-U.S. holders may exceed the actual tax liability, is creditable against the non-U.S. holder’s U.S. federal income tax liability.

However, the above withholding tax will not apply to any capital gain dividend with respect to (i) any class of our stock which is “regularly traded” on an established securities market located in the United States if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of such dividend or (ii) a “qualified shareholder” or a “qualified foreign pension fund”. Instead, any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Distributions.” Also, the branch profits tax would not apply to such a distribution. We expect to treat our Common Stock as “regularly traded” on an established securities market for purposes of the preceding test.

Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. holders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent that their proportionate share of this tax paid by us were to exceed their actual U.S. federal income tax liability. If we were to designate a portion of our net capital gain as undistributed capital gain, a non-U.S. holder is urged to consult its tax advisor regarding the taxation of such undistributed capital gain.

The following supersedes and replaces the section of the Statement of Additional Information titled “Certain U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Holders of Our Common Stock—Sales of Our Common Stock”:

Sales of Our Common Stock. Subject to the discussion below under “—Repurchases of Our Common Stock,” gain recognized by a non-U.S. holder upon the sale or exchange of our stock generally would not be subject to U.S. taxation unless:

•

the investment in our Common Stock is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case the non-U.S. holder will be subject to the same treatment as domestic holders with respect to any gain;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•

the non-U.S. holder is not a qualified shareholder or a qualified foreign pension fund (each as defined below) and our Common Stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

We anticipate that our Common Stock will constitute a U.S. real property interest within the meaning of FIRPTA unless we are a domestically-controlled REIT (or our Common Stock is “regularly traded” on an established securities market as described below). We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. holders. No assurance can be given, however, that we are or will be a domestically-controlled REIT.

Even if we were not a domestically-controlled REIT, a sale of Common Stock by a non-U.S. holder would nevertheless not be subject to taxation under FIRPTA as a sale of a U.S. real property interest if:

•	our Common Stock were “regularly traded” on an established securities market within the meaning of applicable Treasury regulations; and

•

the non-U.S. holder did not actually, or constructively under specified attribution rules under the Code, own more than 10% of our Common Stock at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period.

We expect to treat our Common Stock as “regularly traded” on an established securities market, under the applicable Treasury Regulations. If gain on the sale or exchange of our Common Stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In such a case, under FIRPTA the purchaser of Common Stock may be required to withhold 10% of the purchase price and remit this amount to the IRS.